Exhibit 10.11

SALARY CONTINUATION

AGREEMENT

This agreement, made and entered into this 21st day of April, 1993, by and between Omega Flex, Inc., a Corporation organized and existing under the laws of the State of Pennsylvania, hereinafter referred to as “Corporation”, and Steven A. Treichel, a Key Employee and Executive of the Corporation, hereinafter referred to as “Executive”.

The Executive has been in the employ of the Corporation for 9 years and has now and for years past faithfully served the Corporation. It is the consensus of the Board of Directors that Executive’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Corporation in its field of activity. The Board further believes that Executive’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value and his continued services so essential to Corporation’s future growth and profits that it would suffer severe financial loss should Executive terminate his services.

Accordingly, it is the desire of the Corporation and the Executive to enter into this Agreement under which the Corporation will agree to make certain payments to Executive upon his retirement or alternatively, to his beneficiaries in the event of his premature death while employed by Corporation.

Therefore, in consideration of Executive’s services performed in the past and those to be performed in the future and based upon the mutual promises and covenants herein contained, the Corporation and the Executive, agree as follows:

I.	ARTICLE ONE – DEFINITIONS

A.	Effective Date:

The effective date of this Agreement shall be 4-21, 1993 .

B.	Normal Retirement Date:

The Normal Retirement Date shall mean retirement from service with the Corporation which becomes effective on the first day of the calendar month following the month in which the Executive reaches his 65th birthday.

C.	Early Retirement Date:

Early Retirement Date shall mean a retirement from services which is effective prior to the Normal Retirement Date, stated above, provided the Executive has attained age 60 and shall have completed 15 years of service.

D.	Severance Benefits:

Severance Benefits shall mean those benefits to which the Executive is entitled in the event he is discharged by the Corporation without due cause. Any dispute as to determination of “due cause” shall be subject to the terms of Article VI. B., “Claims Procedure and Arbitration”.

E.	Termination of Service:

Termination of Service shall mean voluntary resignation of service by the Executive (exclusive of early retirement) or the Corporation’s discharge of the Executive for due cause.

II.	ARTICLE TWO – EMPLOYMENT

A.	Employment:

Corporation agrees to employ Executive in such capacity as the Corporation may from time to time determine with such duties, responsibilities and compensation as determined by the Board of Directors.

Executive agrees to remain in the Corporation’s employment; to devote his full time and attention exclusively to the business of the Corporation and to use his best efforts to provide faithful and satisfactory service to Corporation.

Employment services shall include temporary disability not to exceed 12 months “leave of absences” specifically granted Executive by the Board of Directors and periods of “military reserve duty”.

B.	No Employment Agreement Created:

No provisions of this Agreement shall be deemed to restrict or limit any existing Employment Agreement by and between the Corporation and the Executive nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever his employment at any time.

III.	ARTICLE THREE – BENEFITS

The following benefits provided by the Corporation to the Executive are in the nature of a Fringe Benefit and shall in no event be construed to effect nor limit the Executive’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits.

A.	Retirement Benefits:

If Executive shall remain in the employment of the Corporation until the first day of the calendar month following the month in which the Executive reaches his 56th birthday, he shall be entitled to receive monthly from the Corporation the sum of $3,000, commencing on the first day of the month following such “Normal Retirement Date” defined in Article One, Paragraph 2, which is age 65, and continuing for a period of 180 months.

In the event the Executive should die following “Normal Retirement” but before the expiration of 180 months, the unpaid balance of such monthly payments shall be paid monthly for the remainder of such period to the beneficiary selected by Executive in the Beneficiary Designation Form provided by the Corporation.

B.	Early Retirement:

Executive shall have the additional elective right to receive “Early Retirement”, as those terms were earlier defined, provided he shall have attained the age of 60 and has completed 15 years of service.

Upon Executive’s election to receive such benefits, he shall be entitled to receive such benefits, he shall be entitled to received monthly (beginning on the first day of the month following written notice to the Corporation) level retirement benefits determined by the following schedule:

AGE	NORMAL RETIREMENT INCOME

60	50%
61	60%
62	70%
63	80%
64	90%
65	100%

Such Early Retirement as determined above, shall be payable for a continuous period of 180 months provided, however, that should the Executive die prior to the expiration of 180 months, the unpaid balance shall continue for the remainder of such period to the beneficiary selected by the Executive and filed with the Corporation.

C.	Severance Benefits:

In the event the Executive is discharged by the Corporation without “due cause” the Executive shall be entitled to receive severance benefits as follows:

Completed Years of Service	Amount

1 – 5	0
6	$6,000 per year for 5 years
7	$7,000 per year for 5 years
8	$8,000 per year for 5 years
9	$9,000 per year for 5 years
10	$10,000 per year for 5 years
11	$12,000 per year for 5 years
12	$14,000 per year for 5 years
13	$16,000 per year for 5 years
14	$18,000 per year for 5 years
15	Fully vested, see normal retirement/
early retirement

D.	Termination of Service or Voluntary Resignation:

Should Executive voluntarily resign from his employment or should he be discharged for cause (exclusive of early retirement), all Executive’s benefits under this Agreement shall be forfeited and this Agreement shall become null and void. If a dispute arises as to discharge “for cause”, such dispute shall be resolved by arbitration as set forth in Article VI. B.

E.	Death Benefit Prior to Retirement:

Should the Executive die prior to the Normal Retirement Date (exclusive of Early Retirement or Severance as defined elsewhere, herein), Corporation agrees to pay to the Executive’s designated beneficiary on the first day of the month following the Executive’s death the sum of $4,150 for a continuous period of 180 months.

Executive shall declare his designated beneficiary in writing on a form provided by the Corporation.

In the event the Executive’s death shall be the result of suicide with a 24-month period following the effective date of this Agreement, then no death benefits shall be payable to the Executive or his designated beneficiary.

IV.	ARTICLE FOUR – RESTRICTIONS UPON FUNDING

Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Corporation in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Corporation reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature, and method of such funding. Should Corporation elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, policies or annuities, the Corporation reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Corporation.

If Corporation elects to invest in a life insurance or annuity policy upon the life of Executive, then Executive shall assist the Corporation by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

V.	ARTICLE FIVE – MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither Executive, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of Corporation and Any Successor in Interest:

Corporation expressly agrees that it shall not merge or consolidate into or with another Corporation or sell substantially all of its assets to another corporation, firm or person until such corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Corporation under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Executive and the Corporation.

D.	Gender:

Whenever in this Agreement words are used in the masculine or neither gender, they shall be read and construed as in the masculine, feminine or neither gender, whenever they should so apply.

E.	Effect on Other Corporation Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of Corporation’s existing or future compensation structure.

F.	Headings:

Headings and Subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Pennsylvania.

VI.	PROVISIONS

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this plan shall be Koji Shimada until his/its resignation or removal by the Board of Directors. As Named Fiduciary and Administrator, Koji Shimada shall be responsible for the management, control and administration of the Salary Continuation Agreement as established herein. He/It may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event that benefits under this Plan Agreement are not paid to the Executive (or to his beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Administrator named above within sixty (60) days from date payments are refused. The Plan Fiduciary and Administrator and the Corporation shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Fiduciary and Administrator fail to take any action within the aforesaid ninety-day period.

If claimants desire a second review, they shall notify the Plan Fiduciary and Administrator in writing within sixty (60) days of the first claim denial. Claimants may review the Plan Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Fiduciary and Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of the Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one selected by the Corporation and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Corporation’s discharge of Executive “for cause”, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision there under.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 21st day of April, 1993 and that, upon execution, each has received a conforming copy.

/S/ Mathew F. Long		/S/ Steven A. Treichel
WITNESS		EXECUTIVE

/S/ Koji Shimada
CORPORATION

	By:	PRESIDENT
TITLE